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                                                                   Exhibit 10.17


                                CREDIT AGREEMENT

                         dated as of September 22, 2000

                                     between

                             EROOM TECHNOLOGY, INC.

                                       and

                               FLEET NATIONAL BANK
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                                TABLE OF CONTENTS

1.   DEFINITIONS:.....................................................1
2.   REVOLVING CREDIT FACILITY........................................9
         2.1.   COMMITMENT TO LEND....................................9
         2.2.   INTEREST..............................................10
         2.3.   REPAYMENTS AND PREPAYMENTS............................10
3.   EQUIPMENT LOAN CREDIT FACILITY...................................11
         3.1.   THE EQUIPMENT LOAN; DISBURSEMENT PERIOD...............11
         3.2.   INTEREST..............................................12
         3.3.   REPAYMENTS AND PREPAYMENTS............................12
4.   LETTER OF CREDIT FACILITY........................................12
         4.1.   LETTER OF CREDIT COMMITMENT...........................12
         4.2.   REIMBURSEMENT OBLIGATION OF THE BORROWER..............13
         4.3.   LETTER OF CREDIT PAYMENTS.............................13
         4.4.   OBLIGATIONS ABSOLUTE..................................14
         4.5.   RELIANCE BY ISSUER....................................14
         4.6.   LETTER OF CREDIT FEES.................................14
5.   CHANGES IN CIRCUMSTANCES.........................................14
         5.1.   ADDITIONAL COSTS, ETC.................................14
         5.2.   CAPITAL ADEQUACY......................................15
         5.3.   CERTIFICATE...........................................16
6.   FEES AND PAYMENTS................................................16
7.   REPRESENTATIONS AND WARRANTIES...................................16
8.   CONDITIONS PRECEDENT.............................................18
9.   COVENANTS........................................................19
         9.1.   AFFIRMATIVE COVENANTS.................................19
         9.2.   NEGATIVE COVENANTS....................................21
         9.3.   FINANCIAL COVENANTS...................................22
10.   EVENTS OF DEFAULT; ACCELERATION.................................22
11.   SETOFF..........................................................24
12.   USURY...........................................................24
13.   MISCELLANEOUS...................................................25
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                                CREDIT AGREEMENT

     This CREDIT AGREEMENT (this "Agreement") is made as of September 22, 2000, by and between EROOM TECHNOLOGY, INC. (the "Borrower"), a Delaware corporation having its principal place of business at 725 Concord Avenue, Cambridge, Massachusetts 02138, and FLEET NATIONAL BANK (the "Bank"), a national banking association with its office at 100 Federal Street, Boston, Massachusetts 02110.

                                 1. DEFINITIONS:

     Certain capitalized terms are defined below:

     ACCOUNTS: All rights of the Borrower to any payment of money for goods sold, leased or otherwise marketed in the ordinary course of business, whether evidenced by or under or in respect of a contract or instrument, and to all proceeds in respect thereof.

     ADVANCE: See ss.3.

     AGREEMENT: See preamble, which term shall include this Agreement and the Schedules hereto, all as amended and in effect from time to time.

     BANK: See preamble.

     BASE ACCOUNTS: Those Accounts (net of any finance charges, late charges, credits, commissions, contras or other offsets or counterclaims) (a) which the Borrower reasonably determines to be collectible, (b) the account debtors in respect of which are deemed creditworthy by the Bank, are solvent, are not affiliated with the Borrower, and purchased the goods or services at arms' length, (c) which are not outstanding for more than ninety (90) days past the earlier to occur of (i) the date of invoice and (ii) the date of shipment (as to goods) or of provision (as to services), (d) that are not due from an account debtor located in Minnesota unless the Borrower (i) has received a certificate of authority to do business and is in good standing in such state or (ii) has filed a notice of business activities report with the appropriate office or agency of such state for the current year, (e) in which the Bank has a valid and perfected first-priority security interest, and over which there is no other Lien, (f) which are in payment of fully performed and undisputed obligations, and (g) which are payable in U.S. Bank currency from an office within the United States or which are payable from an office outside the United States from account debtors previously approved in writing by the Bank.

     BASE RATE: The higher of (a) the annual rate of interest announced from time to time by the Bank at its head office as the Bank's "base rate" or "prime rate" and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or the best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Base Rate shall take place immediately without notice or demand of any kind.

     BORROWER: See preamble.

     BORROWING BASE: An amount equal to 80% of the Base Accounts.

     BORROWING BASE REPORT: A report, in form and with supporting details satisfactory to the Bank, setting forth the Borrower's computation of the Borrowing Base.

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     BUSINESS DAY: Any day other than a Saturday or a Sunday on which banks in
Boston, Massachusetts, are open for business generally.

     CAPITALIZED LEASES: Leases under which the Borrower or any of its Subsidiaries is the Lessee or obligor, the discounted, future rental payment obligations under which are required to be capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

     CASH EQUIVALENTS: As to the Borrower and its Subsidiaries, (a) securities issued or directly and fully guaranteed or insured by the United States of America and having a maturity of not more than six (6) months from the date of acquisition; (b) certificates of deposit and eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six (6) months and overnight bank deposits, in each case, (i) with the Bank or (ii) with any domestic commercial bank organized under the laws of the United States of America or any state thereof and foreign subsidiaries of such bank, having a rating of not less than A or its equivalent by S&P or any successor and having total assets in excess of $10,000,000,000; (c) repurchase obligations with a term of not more than seven
(7) days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications in clause
(b) above; and (d) any commercial paper or finance company paper issued by (i) the Bank or any holding company controlling the Bank or (ii) any other Person that is rated not less than prime-two or A2 or their equivalents by Moody's Investor Service, Inc. or S&P or their successors.

     CHARTER DOCUMENTS: In respect of any entity, the certificate or articles of incorporation or organization and the by-laws of such entity, or other constitutive documents of such entity.

     CLOSING DATE: The first date on which the conditions set forth in ss.8 have been satisfied and any Advance or Revolving Credit Loan is to be made hereunder or any Letter of Credit is to be issued hereunder.

     COLLATERAL: All of the property, rights and assets of the Borrower that are or are intended to be subject to the security interest created by the Security Documents.

     COMMITMENT: The obligation of the Bank to make Revolving Credit Loans to, and to issue, extend and renew Letters of Credit for the account of, the Borrower up to an aggregate outstanding principal amount not to exceed $1,500,000, as such amount may be reduced from time to time or terminated hereunder.

     CONSENT: In respect of any person or entity, any permit, license or exemption from, approval, consent of, registration or filing with any local, state or federal governmental or regulatory agency or authority, required under applicable law.

     CONSOLIDATED CURRENT LIABILITIES. The sum of (a) all liabilities and other Indebtedness of the Borrower and its Subsidiaries on a consolidated basis maturing on demand or within one (1) year from the date as of which Consolidated Current Liabilities are to be determined, plus, without duplication, plus (b) the Total Outstandings, including, without limitation, the Maximum Drawing Amount of any Letters of Credit outstanding, plus the outstanding amount of the Equipment Loan, plus (c) such other liabilities as may properly be classified as current liabilities in accordance with GAAP and including, whether or not so classified, and minus (d) any liabilities which appear on the Borrower's balance sheet as deferred revenues.

     CONSOLIDATED NET INCOME (OR LOSS): The consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges,

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determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

     CONSOLIDATED TANGIBLE NET WORTH: The excess of Consolidated Total Assets over Consolidated Total Liabilities, and less the sum of (a) the total book value of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under GAAP, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus (b) all amounts representing any write-up in the book value of any assets of the Borrower or its Subsidiaries resulting from a revaluation thereof subsequent to the date of the most recent audited Financials in existence (and delivered to the Bank) on the Closing Date; plus (c) to the extent otherwise includable in the computation of Consolidated Tangible Net Worth, any subscriptions receivable.

     CONSOLIDATED TOTAL ASSETS: All assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

     CONSOLIDATED TOTAL LIABILITIES: All liabilities of the Borrower and its Subsidiaries on a consolidated basis that in accordance with GAAP are properly classified as liabilities and all Indebtedness of the Borrower and its Subsidiaries, whether or not so classified.

     DEFAULT: An event or act which with the giving of notice and/or the lapse of time, would become an Event of Default.

     DISBURSEMENT PERIOD: See ss.3.

     DISTRIBUTION: The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise; the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of the Borrower.

     DRAWDOWN DATE: In respect of any Advance or Revolving Credit Loan, the date on which such Advance or Revolving Credit Loan is made to the Borrower.

     ENVIRONMENTAL LAWS: All laws pertaining to environmental matters, including without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, in each case as amended, and all rules, regulations, judgments, decrees, orders and licenses arising under all such laws.

     EQUIPMENT. All equipment purchased or otherwise acquired by the Borrower with the proceeds of the Equipment Loan for use in the Borrower's business, which purchases or other acquisitions, as the case may be, shall not have been determined to be unacceptable to the Bank.

     EQUIPMENT LOAN: See ss.3.

     EQUIPMENT LOAN MARGIN. Three-quarters of one percent (3/4%) per annum.

     EQUIPMENT LOAN MATURITY DATE: June 1, 2004, or such earlier date on which all Advances may become due and payable pursuant to the terms hereof.

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     EQUIPMENT NOTE: See ss.3.1.

     ERISA: The Employee Retirement Income Security Act of 1974, as amended, and all rules, regulations, judgments, decrees, and orders arising thereunder.

     EVENT OF DEFAULT: Any of the events listed in ss.10 hereof.

     FEDERAL FUNDS EFFECTIVE RATE: For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three funds brokers of recognized standing selected by the Bank.

     FEE LETTER: The fee letter, dated or to be dated on or prior to the Closing Date, between the Borrower and the Bank and in form and substance satisfactory to the Bank.

     FINANCIALS: In respect of any period, the consolidated balance sheet of any person or entity and its Subsidiaries as at the end of such period, and the related statement of income and consolidated statement of cash flow for such period, each setting forth in comparative form the figures for the previous comparable fiscal period, all in reasonable detail and prepared in accordance with GAAP.

     GUARANTOR: A Subsidiary (or former Subsidiary) of the Borrower that shall have guaranteed the Obligations pursuant to a guaranty agreement in form and substance satisfactory to Bank.

     GAAP: Generally accepted accounting principles consistent with those adopted by the Financial Accounting Standards Board and its predecessor, (a) generally, as in effect from time to time, and (b) for purposes of determining compliance by the Borrower with its financial covenants set forth herein, as in effect for the fiscal year therein reported in the most recent Financials submitted to the Bank prior to execution of this Agreement.

     INDEBTEDNESS: As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

          (a) every obligation of such Person for money borrowed,

          (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

          (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

          (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

          (e) every obligation of such Person under any Capitalized Lease,

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          (f) every obligation of such Person under any lease (a "Synthetic
     Lease") treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes,

          (g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively "receivables"), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

          (h) every obligation of such Person (an "equity related purchase obligation") to purchase, redeem, retire or otherwise acquire for value any shares of capital stock of any class issued by such Person, any warrants, options or other rights to acquire any such shares, or any rights measured by the value of such shares, warrants, options or other rights, to the extent such equity related purchase obligation will be due and payable prior to the repayment in full in cash of the Obligations, the termination of the Commitment and the termination of any obligation of the Bank to make Advances.

          (i) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a "derivative contract"),

          (j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

          (k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses
     (a) through (j) (the "primary obligation") of another Person (the "primary obligor"), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (A) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (B) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

     The "amount" or "principal amount" of any Indebtedness at any time of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (v) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on

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such investment, (x) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

     INTERNATIONAL STANDBY PRACTICES: With respect to any standby Letter of Credit, International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Bank in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

     INVESTMENTS: All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid;
(c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

     LETTER OF CREDIT: See ss.4.1(a).

     LETTER OF CREDIT APPLICATION: See ss.4.1(a).

     LETTER OF CREDIT FEE: See ss.4.6.

     LIENS: Any encumbrance, mortgage, pledge, hypothecation, charge, restriction or other security interest of any kind securing any obligation of any Person.

     LOAN: Collectively, the Equipment Loan and the Revolving Credit Loans.

     LOAN DOCUMENTS: This Agreement, the Notes, the Letter of Credit Applications, and the Security Documents, in each case as from time to time amended or supplemented.

     LOAN REQUEST: See ss.2.1.

     MATERIALLY ADVERSE EFFECT: Any material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower individually, or the Borrower and its Subsidiaries taken together, or the Collateral; (b) the rights and remedies of the Bank under any of the Loan Documents or (c) the ability of the Borrower to perform its obligations under the Loan Documents.

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     MAXIMUM DRAWING AMOUNT: The maximum aggregate amount from time to time that beneficiaries may draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

     NOTES: Collectively, the Equipment Note and the Revolving Credit Loan Note.

     OBLIGATIONS: All indebtedness, obligations and liabilities of the Borrower and its Subsidiaries to the Bank, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any other Loan Document or in respect of any of the Loans or Letters of Credit or the Notes or other instruments at any time evidencing any thereof.

     PERMITTED ACQUISITION: An acquisition by the Borrower or any of its Subsidiaries of (a) other Persons which at the time of such acquisition become Guarantors and grant first priority perfected Liens in all of their property and assets to secure the Obligations, or (b) divisions or business segments of other Persons (whether by way of purchase of assets or capital stock, merger or otherwise), but no such acquisition shall be a Permitted Acquisition unless:

     (i) when added to all prior Permitted Acquisitions, the aggregate purchase price for such proposed acquisition and all such other acquisitions made since the Closing Date shall not exceed 10% of the Consolidated Tangible Net Worth of the Borrower as of the end of the most recent fiscal quarter ended before the effective date of such proposed acquisition;

     (ii) the acquired Person, division or business segment is engaged primarily in the same business as the Borrower and its Subsidiaries, the structure of the acquisition shall be acceptable to the Bank and, with respect to acquisitions of equity interests, the Borrower shall own, directly or indirectly, not less than 100% of the Voting Stock and 100% of the equity interests of the acquired Person;

     (iii) the acquisition shall be approved by the Board of Directors (or Persons performing similar functions) of the acquired Person;

     (iv) Borrower shall have provided to the Bank updated annual projections satisfactory to the Bank which give effect to the proposed acquisition; and

     (v) no Default or Event of Default shall exist at the time of or after giving effect to the acquisition; for the purpose of determining whether a Default will exist after giving effect to the acquisition, each of the financial covenants will be tested on a pro forma basis after giving effect to the acquisition.

     For the purpose of determining whether the Borrower will continue to satisfy its financial covenants on a pro forma basis after giving effect to an acquisition, the financial statements and results of operations of the acquired Person (or division or business segment) will be combined with the financial statements and results of operations of the Borrower and its Subsidiaries in such manner as may be acceptable to the Bank, its being understood that the Bank will have the right to make such adjustment thereto as the Bank may deem to be appropriate to reflect the anticipated effect of the acquisition on the equity, indebtedness and income of the Borrower.

     PERSON: Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

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                                      -8-

     QUICK ASSETS: All cash, Cash Equivalents and Accounts of the Borrower that are not subject to any Lien except for Liens in favor of the Bank pursuant to the Loan Documents.

     REIMBURSEMENT OBLIGATION: The Borrower's obligation to reimburse the Bank on account of any drawing under any Letter of Credit as provided in ss.3.2.

     REQUIREMENT OF LAW: In respect of any person or entity, any law, treaty, rule, regulation or determination of an arbitrator, court, or other governmental authority, in each case applicable to or binding upon such person or entity or affecting any of its property.

     RESTRICTED PAYMENT: In relation to the Borrower and its Subsidiaries, any
(a) Distribution or (b) payment or prepayment by the Borrower or its Subsidiaries to any shareholder of the Borrower, or to any affiliate of the Borrower, any Subsidiary or any such shareholder.

     REVOLVING CREDIT LOANS: Any loan made or to be made to the Borrower pursuant to ss.2.1 hereof.

     REVOLVING CREDIT LOAN MARGIN: One-quarter of one percent (1/4%) per annum.

     REVOLVING CREDIT LOAN MATURITY DATE: September 21, 2001, or such earlier date on which all the Revolving Credit Loans may become due and payable pursuant to the terms hereof.

     REVOLVING CREDIT LOAN NOTE: See ss.2.1.

     SECURITY AGREEMENT: The Security Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Bank and in form and substance satisfactory to the Bank.

     SECURITY DOCUMENTS. The Security Agreement and all other instruments and documents now or at any time hereafter securing the whole or any part of the Obligations, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

     SOFTWARE: All computer software purchased or otherwise acquired by the Borrower with the proceeds of the Equipment Loan for use in the Borrower's business, which purchases or other acquisitions, as the case may be, must be acceptable to the Bank.

     SUBSIDIARY: In respect of the Borrower, any business entity of which the Borrower at any time owns or controls directly or indirectly more than fifty percent (50%) of the outstanding shares of stock having voting power, regardless of whether such right to vote depends upon the occurrence of a contingency.

     SYNTHETIC LEASE: See the definition of "Indebtedness".

     TOTAL OUTSTANDINGS: At any time of reference thereto, the sum of (a) Revolving Credit Loans outstanding at such time, (b) the Maximum Drawing Amount at such time and (c) any Unpaid Reimbursement Obligations at such time.

     TRANCHE A: With respect to Advances made between the Closing Date and December 31, 2000, the principal payments due on January 2, 2001 and each month thereafter through and including the payment due in September, 2003 shall be in an amount equal to one-thirty-third

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                                      -9-

(1/33) of the sum of the principal amounts of the Advances made between the Closing Date and December 31, 2000.

     TRANCHE B: With respect to the Advances made between January 1, 2001 and March 31, 2001, the principal payments due in April, 2001 and each month thereafter through and including the payment due in December, 2003 shall be in an amount equal to one-thirty-third (1/33) of the sum of the principal amounts of the Advances made between January 1, 2001 and March 31, 2001, inclusive.

     TRANCHE C: With respect to the Advances made between April 1, 2001 and June 30, 2001, the principal payments due in July, 2001 and each month thereafter through and including the payment due in March, 2004 shall be in an amount equal to one-thirty-third (1/33) of the amount of the aggregate principal amount of the Advances made between April 1, 2001 and June 30, 2001, inclusive.

     TRANCHE D: With respect to the Advances made between July 1, 2001 and the end of the Disbursement Period, the principal payments due on and after October 1, 2001 shall be in an amount equal to one-thirty-third (1/33) of the sum of the principal amounts of the Advances made between July 1, 2001 and the end of the Disbursement Period, inclusive.

     UNRESTRICTED CASH: All cash and Cash Equivalents of the Borrower and its Subsidiaries at the Bank, in each case which are not subject to any Lien, encumbrance, security interest or other restriction, except for the Lien in favor of the Bank.

     UNIFORM CUSTOMS: With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

     UNPAID REIMBURSEMENT OBLIGATION: Any Reimbursement Obligation for which the Borrower does not reimburse the Bank on the date specified in, and in accordance with, ss.4.2(a).

     VOTING STOCK - Securities of any class or classes of a corporation, association, trust, limited liability company or other business entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of directors (or Persons performing similar functions).

                          2. REVOLVING CREDIT FACILITY.

     2.1. COMMITMENT TO LEND.

          (a) Upon the terms and subject to the conditions of this Agreement, the Bank agrees to lend to the Borrower such sums that the Borrower may request, from the date hereof until but not including the Revolving Credit Loan Maturity Date, PROVIDED that the sum of the outstanding principal amount of all Revolving Credit Loans (after giving effect to all amounts requested) shall not exceed the lesser of (i) the Commitment MINUS the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations and (ii) the Borrowing Base. Loans shall be in the minimum aggregate amount of $100,000 or an integral multiple thereof.

          (b) The Borrower shall notify the Bank in writing or telephonically not later than 12:00 p.m. Boston time on the day of the Drawdown Date (which must be a

     Business Day) of the Revolving Credit Loan being requested, of the principal amount of such Revolving Credit Loan (a "Loan Request"). Subject to the foregoing, so long as the Commitment is then in effect and the applicable conditions set forth in ss.8 hereof have been met, the Bank shall advance the amount requested to the Borrower's bank account at the Bank in immediately available funds not later than the close of business on such Drawdown Date.

          (c) Notwithstanding the notice requirement set forth above in this ss.2.1, the Bank agrees to make Revolving Credit Loans to the Borrower sufficient to pay to the Bank any Unpaid Reimbursement Obligations on the date on which such Reimbursement Obligations become Unpaid Reimbursement Obligations. The Borrower hereby requests and authorizes the Bank to make from time to time such Revolving Credit Loans by means of paying Unpaid Reimbursement Obligations. The Borrower acknowledges and agrees that the making of such Revolving Credit Loans shall, in each case, be subject in all respects to the provisions of this Agreement, including, without limitation, the limitations set forth in ss.2.1(a) and the requirements of the applicable conditions in ss.8. All actions taken by the Bank pursuant to the provisions of this ss.2.1(c) shall be conclusive and binding on the Borrower.

          (d) The obligation of the Borrower to repay to the Bank the principal of the Revolving Credit Loans and interest accrued thereon shall be evidenced by a promissory note (the "Revolving Credit Loan Note") in the maximum aggregate principal amount of $1,500,000 executed and delivered by the Borrower and payable to the order of the Bank, in form and substance satisfactory to the Bank.

     2.2. INTEREST. So long as no Event of Default is continuing, the Borrower shall pay interest on the Revolving Credit Loans at a rate per annum which is equal to the sum of (a) the Base Rate, and (b) the Revolving Credit Loan Margin, such interest to be payable in arrears on the first day of each calendar month for the immediately preceding calendar month, commencing with the first such day following the date hereof. While an Event of Default is continuing, amounts payable under any of the Loan Documents shall bear interest (compounded monthly and payable on demand in respect of overdue amounts) at a rate per annum which is equal to the sum of (i) the Base Rate, and (ii) four percent (4%) above the Revolving Credit Loan Margin until such amount is paid in full or (as the case may be) such Event of Default has been cured or waived in writing by the Bank (after as well as before judgment). In addition, if the entire amount of any required principal and/or interest is not paid in full within ten (10) days after the same is due, the Borrower shall pay to the Bank a late fee equal to five percent (5%) of the required payment.

     2.3. REPAYMENTS AND PREPAYMENTS. The Borrower hereby agrees to pay the Bank on the Revolving Credit Loan Maturity Date the entire unpaid principal of and interest on all Revolving Credit Loans. The Borrower may elect to prepay the outstanding principal of all or any part of any Revolving Credit Loan, without premium or penalty, in a minimum amount of $100,000 or an integral multiple thereof or, if less, the entire amount remaining unpaid, upon written notice to the Bank given by 10:00 a.m. Boston time on the date of such prepayment, of the amount to be prepaid. The Borrower shall be entitled to reborrow before the Revolving Credit Maturity Date such amounts, upon the terms and subject to the conditions of this Agreement. Each repayment or prepayment of principal of any Revolving Credit Loan shall be accompanied by payment of the unpaid interest accrued to such date on the principal being repaid or prepaid. If at any time the Total Outstandings shall exceed the lesser of (a) the Commitment and (b) the Borrowing Base, the Borrower shall immediately pay the amount of such excess to the Bank for application to the Revolving Credit Loans or, if no Revolving Credit Loans are outstanding, to be held by the Bank as cash collateral to secure the payment of all

Reimbursement Obligations up to the Maximum Drawing Amount. The Borrower may elect to reduce or terminate the Commitment by a minimum principal amount of $500,000 or an integral multiple thereof, upon written notice to the Bank given by 10:00 a.m. Boston time at least two (2) Business Days prior to the date of such reduction or termination. The Borrower shall not be entitled to reinstate the Commitment following such reduction or termination.

                       3. EQUIPMENT LOAN CREDIT FACILITY.

     3.1. THE EQUIPMENT LOAN; DISBURSEMENT PERIOD.

          (a) Upon the terms and subject to the conditions of this Agreement, the Bank agrees to make the Equipment Loan to the Borrower in Advances (as hereinafter defined) during the Disbursement Period (as hereinafter defined) as set forth in paragraph (b) below. The Equipment Loan shall be in a maximum principal amount of $1,500,000 or so much thereof as shall have been advanced by the Bank to the Borrower during the Disbursement Period. The Equipment Loan shall be evidenced by a promissory note of the Borrower, in form and substance satisfactory to the Bank (the "Equipment Note"), dated as of the Closing Date and payable to the order of the Bank.

          (b) Advances of principal may be requested by the Borrower during the period running from the Closing Date through and including September 21, 2001 (the "Disbursement Period") on the following terms and conditions (each portion of the Equipment Loan so advanced being an "Advance"). The Borrower shall notify the Bank in writing by not later than 11:00 a.m. (Boston time) on the day prior to the date on which the Advance is to be made (both of which days must be a Business Day) (the "Drawdown Date") of the principal amount of the Advance, which principal amount shall not exceed (a) in the case of an Advance to fund the purchase of Equipment, 100% of the purchase price (as reflected on the invoice for such Equipment) of such Equipment, exclusive of soft costs relating thereto (including, without limitation, taxes, insurance, shipping and handling costs); and (b) in the case of an Advance to fund the purchase of Software, 100% of the purchase price (as reflected on the invoice for such Software) of such Software, exclusive of soft costs relating thereto (including, without limitation, taxes, insurance, and shipping and handling costs), PROVIDED, HOWEVER, in no event shall the aggregate amount of all Advances made to fund the purchase of Software exceed the lesser of (i) $225,000 and (ii) on the last day of the Disbursement Period, 15% of the aggregate amount of all Advances made during the Disbursement Period. In no event shall the aggregate amount of all Advances (after giving effect to all requested amounts) made hereunder exceed $1,500,000. Each request for an Advance shall be in a minimum amount of $100,000 and shall be accompanied by a description of the Equipment or Software, as the case may be, to be purchased (or already purchased with respect to Equipment or Software purchased within 120 days prior to the Closing Date), the seller of the Equipment or Software, as the case may be, the invoice for such Equipment or Software, and the purchase price of such Equipment or Software, as the case may be (which purchase price shall not be less than the amount of the Advance requested). Subject to the foregoing, so long as no Default or Event of Default has occurred and is continuing and if the applicable conditions set forth in this Agreement have been met, including, but not limited to, the Borrower taking all action necessary to perfect the Bank's security interest in the Equipment and/or Software being purchased, the Bank shall advance the amount requested to the Borrower's account at the Bank in immediately available funds not later than the close of business on such Drawdown Date. Each request for an Advance hereunder shall constitute a representation and warranty by the Borrower that (a) the conditions set forth in ss.8 hereof have been satisfied on the date of such request, and
     (b) the Borrower is using all of the proceeds of such requested

     Advance to purchase the Equipment or Software, as the case may be, described in such request, and for no other purposes.

     3.2. INTEREST. So long as no Event of Default is continuing, the Borrower shall pay interest on the Equipment Loan (or that portion which has been advanced by the Bank to the Borrower pursuant to ss.3.1) at a rate per annum which is equal to the sum of (a) the Base Rate, and (b) the Equipment Loan Margin, such interest to be payable in arrears on the first day of each calendar month for the immediately preceding calendar month, commencing with the first such day following the date hereof. While an Event of Default is continuing, amounts payable under any of the Loan Documents shall bear interest (compounded monthly and payable on demand in respect of overdue amounts) at a rate per annum which is equal to the sum of (i) the Base Rate, and (ii) four percent (4%) above the Equipment Loan Margin until such amount is paid in full or (as the case may be) such Event of Default has been cured or waived in writing by the Bank (after as well as before judgment. In addition, if the entire amount of any required principal and/or interest is not paid in full within ten (10) days after the same is due, the Borrower shall pay to the Bank a late fee equal to five percent (5%) of the required payment.

     3.3. REPAYMENTS AND PREPAYMENTS. The Borrower hereby agrees to pay to the Bank the principal amount of the Equipment Loan in forty-two (42) consecutive monthly installments due on the first Business Day of each calendar month, commencing on January 2, 2001, with a final payment of the full amount of the remaining balance of the Equipment Loan on the Equipment Loan Maturity Date. Each such payment of principal shall be in the amount of each Tranche A, Tranche B, Tranche C and Tranche D, respectively, due and owing for such month. The Borrower may elect to prepay the outstanding principal of all or any part of any Equipment Loan, without premium or penalty, in a minimum amount of $100,000 or an integral multiple thereof (or, if less, the entire amount remaining unpaid), upon written notice to the Bank given by 10:00 a.m. Boston time on the date of such prepayment, of the amount to be prepaid. Each repayment or prepayment of principal of the Equipment Loan shall be applied to the remaining installments in the inverse order of their due dates and shall be accompanied by payment of the unpaid interest accrued to such date on the principal being repaid or prepaid. No amount repaid with respect to the Equipment Loan may be reborrowed.

                          4. LETTER OF CREDIT FACILITY.

     4.1. LETTER OF CREDIT COMMITMENT.

          (a) Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Bank's customary form (a "Letter of Credit Application"), the Bank, in reliance upon the representations and warranties of the Borrower contained herein, agrees to issue, extend and renew from time to time from the date hereof until but not including the date which is fourteen (14) days prior to the then scheduled Revolving Credit Loan Maturity Date, for the account of the Borrower, standby and documentary letters of credit (each a "Letter of Credit"), in such form as may be requested by the Borrower and agreed to by the Bank; PROVIDED, HOWEVER, that, after giving effect to such request, (i) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $675,000 at any one time, and
     (ii) the sum of the principal amount of Total Outstandings shall not exceed the least of (A) the Commitment and (B) the Borrowing Base. No Letter of Credit shall be issued, extended or renewed with an expiration date occurring after the then scheduled Revolving Credit Loan Maturity Date;

          (b) Each Letter of Credit Application shall be completed to the satisfaction of the Bank. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Agreement, then the provisions of this Agreement shall, to the extent of any such inconsistency, govern;

          (c) Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the date which is ninety (90) days after to the Revolving Credit Loan Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices. To the extent the Borrower requests any Letter of Credit be issued, renewed or extended with an expiry date after the date which is ninety (90) days after the Revolving Credit Loan Maturity Date, it shall be in the sole and absolute discretion of the Bank as to whether the Bank so issues, renews or extends such Letter of Credit and, to the extent the Bank elects to issue, renew or extend such Letter of Credit, the Borrower shall deliver to the Bank, on the date of such issuance, extension or renewal, cash in an amount equal to the Maximum Drawing Amount of such Letter of Credit, to be held by the Bank as cash collateral for the Obligations.

     4.2. REIMBURSEMENT OBLIGATION OF THE BORROWER. In order to induce the Bank to issue, extend and renew each Letter of Credit, the Borrower hereby agrees to reimburse the Bank for or to pay to the Bank with respect to each Letter of Credit issued, extended or renewed by the Bank hereunder,

          (a) except as otherwise expressly provided in ss.4.2(b), on each date that any draft presented under such Letter of Credit is honored by the Bank, or the Bank otherwise makes a payment with respect thereto, (i) the amount paid by the Bank under or with respect to such Letter of Credit, and
     (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Bank in connection with any payment made by the Bank under, or with respect to, such Letter of Credit;

          (b) upon the termination of the Commitment prior to the Revolving Credit Maturity Date, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with ss.10 an amount equal to the Maximum Drawing Amount, which amount shall be held by the Bank as cash collateral for all Reimbursement Obligations.

     Unless funded by a Revolving Credit Loan pursuant to ss.2.1(c)(i), each such payment shall be made to the Bank at the Bank's office at 100 Federal Street, Boston, Massachusetts 02110 in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this ss.4.2 and not required to be funded by a Revolving Credit Loan pursuant to ss.2.1(c)(i) at any time from the date such amounts become due and payable (whether as stated in this ss.4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Bank on demand at the rate specified in ss.2.2 following an Event of Default.

     4.3. LETTER OF CREDIT PAYMENTS. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Bank shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. The responsibility of the Bank to the Borrower shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

     4.4. OBLIGATIONS ABSOLUTE. The Borrower's obligations under this ss.4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Bank that the Bank shall not be responsible for, and the Reimbursement Obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit other than as a result of the Bank's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Bank under or in connection with each letter of Credit and the related drafts and documents, if done in good faith and without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not result in any liability on the part of the Bank to the Borrower.

     4.5. RELIANCE BY ISSUER. To the extent not inconsistent with ss.4.4, the Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity and upon advice and statements of legal counsel, independent accountants and other experts selected by the Bank.

     4.6. LETTER OF CREDIT FEES. The Borrower shall, on the date of issuance or of any extension or renewal of any Letter of Credit and at such other time or times as such charges are customarily made by the Bank, pay a fee (in each case a "Letter of Credit Fee") to the Bank in respect of each Letter of Credit an amount equal to 1.5% of the face amount of such Letter of Credit, PLUS the Bank's customary issuance, amendment and other administrative processing fees.

                          5. CHANGES IN CIRCUMSTANCES.

     5.1. ADDITIONAL COSTS, ETC. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to the Bank by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

          (a) subject the Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, or the Loan (other than taxes based upon or measured by the income or profits of the Bank), or

          (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to the Bank of the principal of or the interest on the Loan or any other amounts payable to the Bank under this Agreement or any of the other Loan Documents, or

          (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of the Bank, or

          (d) impose on the Bank any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loan, or any class of loans, letters of credit or commitments of which the Loan forms a part, and the result of any of the foregoing is

               (i) to increase the cost to the Bank of making, funding, issuing, renewing, extending or maintaining the Loan, or

               (ii) to reduce the amount of principal, interest, or other amount payable to the Bank hereunder on account of the Loan, or

               (iii) to require the Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Bank from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by the Bank at any time and from time to time and as often as the occasion therefor may arise, pay to the Bank such additional amounts as will be sufficient to compensate the Bank for such additional cost, reduction, payment or foregone interest or other sum.

     5.2. CAPITAL ADEQUACY. If after the date hereof the Bank determines that
(a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by the Bank or any corporation controlling the Bank with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on the Bank's commitment with respect to the Loan to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by the Bank to be material, then the Bank may notify the Borrower of such fact, promptly after the Bank becomes aware of such circumstances. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and the Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate the Bank in light of these circumstances. If the Borrower and the Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in the Bank's reasonable determination, provide adequate compensation. The Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

     5.3. CERTIFICATE. A certificate setting forth any additional amounts payable pursuant to ss.ss.5.1 or 5.2 and a brief explanation of such amounts which are due, submitted by the Bank to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

                              6. FEES AND PAYMENTS.

     The Borrower shall pay to the Bank a closing fee on the Closing Date in the amount of $5,625. In addition, the Borrower shall pay to the Bank, on the Closing Date, a commitment fee in the amount of $5,625. All payments to be made by the Borrower hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Bank in U.S. dollars in immediately available funds at the Bank's office in Boston, Massachusetts or at such other place that the Bank may from time to time designate, in each case at or about 11:00 a.m. (Boston time or other local time of the place of payment), without recoupment, set-off or counterclaim and free and clear and without any deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deductions or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Bank to receive the same net amount which the Bank would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Bank certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document. The Bank shall be entitled to charge any account of the Borrower with the Bank for any sum due and payable by the Borrower to the Bank hereunder or under any of the other Loan Documents. If any payment hereunder is required to be made on a day which is not a Business Day, it shall be paid on the immediately succeeding Business Day, with interest and any applicable fees adjusted accordingly. All computations of interest or of the commitment fee payable hereunder shall be made by the Bank on the basis of actual days elapsed and on a 360-day year.

                       7. REPRESENTATIONS AND WARRANTIES.

     The Borrower represents and warrants to the Bank on the date hereof, on the date of any Loan Request, on the date of each request for an Advance or a Letter of Credit, on each Drawdown Date and on the date on which each Letter of Credit is issued, extended or renewed that:

          (a) the Borrower and each of its Subsidiaries is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing in every other jurisdiction where it is doing business, and the execution, delivery and performance by the Borrower and each of its Subsidiaries of the Loan Documents to which it is a party (i) are within its corporate authority,
     (ii) have been duly authorized, (iii) do not conflict with or contravene its Charter Documents;

          (b) upon execution and delivery thereof, each Loan Document shall constitute the legal, valid and binding obligation of the Borrower and its Subsidiaries party thereto, enforceable in accordance with its terms;

          (c) the Borrower has good and marketable title to all its material properties, subject only to Liens permitted hereunder, and possesses all assets, including intellectual properties, franchises and Consents, adequate for the conduct of its business as now conducted, without known conflict with any rights of others. The Borrower maintains insurance with financially responsible insurers, copies of the policies for which will, upon the Bank's request therefor, be delivered to the Bank, covering such risks and in such amounts and with such deductibles as are customary in the Borrower's business and are adequate;

          (d) the Borrower has provided to the Bank its audited Financials as at December 31, 1999 and for the fiscal period then ended, and such Financials are complete and correct and fairly present the position of the Borrower and its Subsidiaries as at such date and for such period in accordance with GAAP consistently applied. The Borrower has also provided to the Bank its forecast of the consolidated operations of the Borrower and its Subsidiaries for the period through December 31, 2001, and such forecast has been prepared in good faith based upon reasonable assumptions;

          (e) since December 31, 1999, there has been no materially adverse change of any kind in the Borrower or any of its Subsidiaries which would have a Materially Adverse Effect;

          (f) there are no legal or other proceedings or investigations pending or, to the Borrower's knowledge, threatened against the Borrower or any of its Subsidiaries before any court, tribunal or regulatory authority which would, if adversely determined, alone or together, have a Materially Adverse Effect;

          (g) the execution, delivery, performance of its obligations, and exercise of its rights under the Loan Documents by the Borrower, including borrowing under this Agreement and the obtaining of Letters of Credit (i) do not require any Consents; and (ii) are not and will not be in conflict with or prohibited or prevented by (A) any Requirement of Law, or (B) any Charter Document, corporate minute or resolution, instrument, agreement or provision thereof, in each case binding on it or affecting its property;

          (h) the Borrower is not in violation of (i) any Charter Document, corporate minute or resolution, (ii) any instrument or agreement, in each case binding on it or affecting its property, or (iii) any Requirement of Law, in any such case in a manner which could have a Materially Adverse Effect, including, without limitation, all applicable federal and state tax laws, ERISA and Environmental Laws;

          (i) upon execution and delivery of the Security Documents and the filing of documents thereby required, the Bank shall have first-priority perfected Liens on the Collateral, subject only to Liens permitted hereunder and entitled to priority under applicable law, with no financing statements, chattel mortgages, real estate mortgages or similar filings on record anywhere which conflict with such first-priority Liens of the Bank;

          (j) except for eRoom Technology Europe, Inc., a Massachusetts corporation and wholly owned Subsidiary of the Borrower, the Borrower has no Subsidiaries and is not a party to any partnership or joint venture;

          (k) the Borrower and its Subsidiaries (i) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject,
     (ii) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (iii) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the executive officers of the Borrower know of no basis for any such claim;

          (l) no Default or Event of Default has occurred and is continuing;

          (m) neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940;

          (n) except (i) for arm's length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties and (ii) as otherwise permitted by ss.9.2(c)(iv), none of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner;

          (o) the proceeds of the Equipment Loan shall be used solely to finance the purchase of Equipment and Software; the proceeds of the Revolving Credit Loans will be used solely for working capital purposes, and the Borrower will obtain the Letters of Credit solely for working capital purposes, and no portion of the Loans or the Letters of Credit are to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224; and

          (p) none of this Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein in light of the circumstances in which they were made, not misleading. There is no fact known to the Borrower or any of its Subsidiaries which materially adversely affects, or which is reasonably likely in the future to materially adversely affect, the business, assets or financial condition of the Borrower or any of its Subsidiaries, exclusive of effects resulting from changes in general economic, business or industry conditions, legal standards or regulatory conditions.

                            8. CONDITIONS PRECEDENT.

     In addition to the making of the foregoing representations and warranties and the delivery of the Loan Documents and such other documents and the taking of such actions as the Bank may require at or prior to the time of executing this Agreement, the obligation of the Bank to make any Loan (including any Advance) or to issue, renew or extend any Letter of Credit to the Borrower hereunder is subject to the satisfaction of the following further conditions precedent:

          (a) each of the representations and warranties of the Borrower to the Bank herein, in any of the other Loan Documents or any documents, certificate or other paper or notice in connection herewith shall be true and correct in all material respects as of the time made or claimed to have been made;

          (b) no Default or Event of Default shall be continuing;

          (c) all proceedings in connection with the transactions contemplated hereby shall be in form and substance satisfactory to the Bank, and the Bank shall have received all information and documents as it may have reasonably requested;

          (d) no change shall have occurred in any law or regulation or in the interpretation thereof that in the reasonable opinion of the Bank would make it unlawful for the Bank to make such Loan or to issue, extend or renew any Letter of Credit;

          (e) the Borrower shall have delivered to the Bank (i) certified copies of the Charter Documents; (ii) evidence that all corporate action necessary for the valid execution, delivery and performance by the Borrower of the Loan Documents has been duly and effectively taken; (iii) an incumbency certificate signed by a duly authorized officer of the Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of the Borrower, each of the Loan Documents and to give notices and to take action on the Borrower's behalf under the Loan Documents; and (iv) a favorable legal opinion addressed to the Bank in form and substance satisfactory to the Bank from counsel to the Borrower; and

          (f) the Bank shall have received the results of its commercial finance examination, with such results being in form and substance satisfactory to the Bank.

                                  9. COVENANTS.

     9.1. AFFIRMATIVE COVENANTS. The Borrower agrees that so long as there are any Loans or Letters of Credit outstanding and until the termination of the Commitment and until the obligation of the Bank, if any, to make Advances pursuant to ss.3 hereof shall terminate and the obligation of the Bank, if any, to issue, renew or extend any Letter of Credit pursuant to ss.4 hereof shall terminate and the payment and satisfaction in full of all the Obligations, the Borrower will, and where applicable will cause each of its Subsidiaries to comply with its obligations as set forth throughout this Agreement and to:

          (a) furnish the Bank: (i) as soon as available but in any event within ninety (90) days after the close of each fiscal year, its audited Financials for such fiscal year, certified by the Borrower's accountants;
     (ii) as soon as available but in any event within forty-five (45) days after the end of each fiscal quarter its unaudited Financials for such quarter, certified by its chief financial officer; (iii) as soon as available but in any event within thirty (30) days after the end of each fiscal month, its unaudited Financials for such month, certified by its chief financial officer; (iv) together with the quarterly and monthly Financials, a certificate of the Borrower setting forth computations demonstrating compliance with the Borrower's financial covenants set forth herein, and certifying that no Default or Event of Default has occurred, or if it has, the actions taken by the Borrower with respect thereto; (v) within thirty (30) days after the end of each calendar month, or at such other time or times as the Bank may request, a Borrowing Base report, in form and detail satisfactory to the Bank, demonstrating the Borrowing Base as at the end of such month, together with an accounts receivable aging report or other applicable date requested;
     (vi) within five (5) days of the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower; and (vii) from time to time such other financial data and information (including accountant's management letters) as the Bank may reasonably request;

          (b) keep true and accurate books of account in accordance with GAAP, maintain its current fiscal year and permit the Bank or its designated representatives to inspect the Borrower's premises during normal business hours, to examine and be advised as to such or other business records upon the request of the Bank, and to permit the Bank's commercial finance examiners to conduct periodic commercial finance examinations, all with prior notice to the Borrower (unless a Default or Event of Default shall have occurred and be continuing whereupon no such notice shall be required);

          (c) (i) maintain its corporate existence, business and assets, (ii) keep its business and assets adequately insured, (iii) maintain its chief executive office in the United States, (iv) continue to engage in the same lines of business, and (v) comply with all Requirements of Law, including ERISA and Environmental Laws;

          (d) notify the Bank promptly in writing of (i) the occurrence of any Default or Event of Default, (ii) any noncompliance with ERISA or any Environmental Law or proceeding in respect thereof which could have a Materially Adverse Effect, (iii) any change of address, (iv) any material threatened or pending litigation or similar proceeding affecting the Borrower or such Subsidiary or any material change in any such litigation or proceeding previously reported and (v) claims against any assets or properties of the Borrower or such Subsidiary encumbered in favor of the Bank;

          (e) use the proceeds of the Revolving Credit Loans solely for working capital purposes, and obtain Letters of Credit solely for working capital purposes, and use the proceeds of the Equipment Loan solely to finance the purchase of Equipment and Software, and, in each case, not for the carrying of "margin security" or "margin stock" within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224; and

          (f) cooperate with the Bank, take such action, execute such documents, and provide such information as the Bank may from time to time request in order further to effect the transactions contemplated by and the purposes of the Loan Documents, including without limitation, the delivery at the Borrower's expense of additional security, appraisals, title insurance, surveys, or environmental assessments;

          (g) maintain all of its primary operating and depository bank accounts at the Bank;

          (h) upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of any Note or any Security Document, together with an indemnification agreement from the Bank acceptable to the Borrower, and in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or Security Document, the Borrower shall issue in lieu thereof, a replacement Note or Security Document in the principal amount thereof and otherwise of like tenor;

          (i) provide the Bank with evidence in form and substance satisfactory to the Bank by not later than March 31, 2001 that the Borrower has, by such date, consummated either the initial public offering of its capital stock registered under the Securities Act of 1933 or consummated its Series E equity issuance, in either case receiving net cash proceeds from such transaction in an aggregate amount of not less than $20,000,000; and

          (j) cause each Subsidiary existing on the Closing Date to become a Guarantor on the Closing Date and the Borrower will cause each Subsidiary created or acquired after the Closing Date to become a Guarantor promptly upon becoming a Subsidiary, and Borrower shall cause each such current or future Subsidiary of Borrower to execute and deliver to the Bank (i) a guaranty in form and substance satisfactory to Bank, and (ii) such further Security Documents and other instruments and documents as the Bank may reasonably require in order to grant to the Bank a first priority perfected lien on and security interest in all of such Subsidiary's assets, together with legal opinions in form and substance satisfactory to the Bank to be delivered to the Bank opining as to the authorization, validity and enforceability of such Guaranty and Security Documents and (as to the applicable Security Documents) the perfection of such liens and security interests.

     9.2. NEGATIVE COVENANTS. The Borrower agrees that so long as there are any Loans or Letters of Credit outstanding and until the termination of the Commitment and until the obligation of the Bank, if any, to make Advances pursuant to ss.3 and the obligation of the Bank, if any, to issue, renew or extend any Letter of Credit pursuant to ss.4 shall terminate and the payment and satisfaction in full of all the Obligations, the Borrower will not and where applicable will not permit its Subsidiaries to:

          (a) create, incur or assume any Indebtedness other than (i) Indebtedness to the Bank, (ii) Indebtedness in respect of the acquisition of property which does not exceed $500,000 in the aggregate at any time,
     (iii) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; and (iv) Indebtedness not included above and listed on SCHEDULE 9.2(a) hereto;

          (b) create or incur any Liens on any of the property or assets of the Borrower or any of its Subsidiaries except (i) Liens in favor of the Bank securing the Obligations; (ii) Liens securing taxes or other governmental charges not yet due; (iii) deposits or pledges made in connection with social security obligations; (iv) Liens of carriers, warehousemen, mechanics and materialmen, less than 120 days old as to obligations not yet due; (v) easements, rights-of-way, zoning restrictions and similar minor Liens which individually and in the aggregate do not have a Materially Adverse Effect; (vi) purchase money security interests in or purchase money mortgages on real or personal property securing purchase money Indebtedness permitted by ss.9.2(a)(ii), covering only the property so acquired; and
     (vii) other Liens existing on the date hereof and listed on SCHEDULE 9.2(b) hereto;

          (c) make any Investments other than Investments in (i) marketable obligations of the United States maturing within one (1) year, (ii) certificates of deposit, bankers' acceptances and time and demand deposits of United States banks having total assets in excess of $10,000,000,000,
     (iii) such other investments as the Bank may from time to time approve in writing, (iv) Investments consisting of loans and advances to employees in the ordinary course of business not to exceed $50,000 in the aggregate at any time outstanding, (v) Investments in eRoom Technology Europe, Ltd. existing on the

     Closing Date, or (vi) Permitted Acquisitions; PROVIDED, HOWEVER, that in each such case referred to in this ss.9.2(c) (with the exception of the loans and advances referred to in ss.9.2(c)(iv) and the Investments made pursuant to ss.9.2(c)(v)), arrangements have been made to the satisfaction of the Bank for the perfection and protection and the preservation of the Bank's Lien therein;

          (d) make any Restricted Payments other than (i) repurchases of capital stock or other securities from terminated or departing employees or directors, and (ii) repurchases of capital stock or other securities from employees or directors pursuant to the Borrower's exercise of its rights of first refusal, in each case if an amount not to exceed $100,000 in the aggregate during any calendar year;

          (e) become party to a merger or sale-leaseback transaction, or to effect any disposition of assets other than in the ordinary course of business consistent with past practices, or to purchase, lease or otherwise acquire assets other than in the ordinary course except for Permitted Acquisitions; or

          (f) enter into any agreement (excluding this Agreement and the other Loan Documents) prohibiting the creation or assumption of any lien upon its properties, revenues or assets or those of any of its Subsidiaries, whether now owned or hereafter acquired other than agreements with Persons prohibiting nay such lien on assets in which such Person has a security interest which is permitted by ss.9.2(b).

     9.3. FINANCIAL COVENANTS. The Borrower agrees that so long as there are any Loans or Letters of Credit outstanding and until the termination of the Commitment and until the obligation of the Bank, if any, to make Advances pursuant to ss.3 and to issue, extend or renew any Letter of Credit pursuant to ss.4 shall terminate, and the payment and satisfaction in full of all the Obligations, the Borrower will not and where applicable will not permit its Subsidiaries to:

          (a) make capital expenditures which in the aggregate and on a consolidated basis exceed $1,500,000 per annum;

          (b) permit either (i) Consolidated Tangible Net Worth at any time to be less than the sum of (1) $3,000,000 PLUS (2) twenty-five percent (25%) of the proceeds of any sale by the Borrower or any Subsidiary of (x) equity securities issued by the Borrower or any Subsidiary after June 30, 2000, or
     (y) warrants or subscription rights for equity securities issued by the Borrower or any Subsidiary after June 30, 2000; or (ii) permit the ratio of
     (1) Unrestricted Cash as at any date of determination to (2) Consolidated Net Income (or Loss) for the period of three consecutive calendar months most recently ended to be less than 1.00:1.00 at any time; or

          (c) permit the ratio of Quick Assets to Consolidated Current Liabilities to be less than 2.00:1.00 at any time.

                      10. EVENTS OF DEFAULT; ACCELERATION.

     If any of the following events ("Events of Default") shall occur:

          (a) the Borrower or any Subsidiary shall fail to pay when due and payable any principal of the Loans when the same becomes due;

          (b) the Borrower shall fail to pay interest on the Loans, any Reimbursement Obligations not funded by a Revolving Credit Loan pursuant to ss.2.1(c), or any other sum due under any of the Loan Documents when the same becomes due and payable;

          (c) the Borrower shall fail to perform any term, covenant or agreement contained in ss.ss.9.1(a), 9.1(d) through (i), 9.2 and 9.3;

          (d) the Borrower or any Subsidiary shall fail to perform any other term, covenant or agreement contained in the Loan Documents within twenty
     (20) days after the Bank has given written notice of such failure to the Borrower;

          (e) any representation or warranty of the Borrower or any of its Subsidiaries in the Loan Documents or in any certificate or notice given in connection therewith shall have been false or misleading in any material respect at the time made or deemed to have been made;

          (f) the Borrower or any of its Subsidiaries shall be in default (after any applicable period of grace or cure period) under any agreement or agreements evidencing Indebtedness owing to the Bank or any affiliates of the Bank or in excess of $50,000 in aggregate principal amount, or shall fail to pay such Indebtedness when due, or within any applicable period of grace;

          (g) any of the Loan Documents shall cease to be in full force and effect,

          (h) the Borrower or any of its Subsidiaries (i) shall make an assignment for the benefit of creditors, (ii) shall be adjudicated bankrupt or insolvent, (iii) shall seek the appointment of, or be the subject of an order appointing, a trustee, liquidator or receiver as to all or part of its assets, (iv) shall commence, approve or consent to, any case or proceeding under any bankruptcy, reorganization or similar law and, in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within sixty (60) days following the commencement thereof, or (v) shall be the subject of an order for relief in an involuntary case under federal bankruptcy law;

          (i) the Borrower or any of its Subsidiaries shall generally be unable to pay its debts as they mature;

          (j) there shall remain undischarged for more than thirty (30) days any final judgment or execution action against the Borrower or any of its Subsidiaries that, together with other outstanding claims and execution actions against the Borrower and its Subsidiaries exceeds $250,000 in the aggregate;

          (k) at any time after to the initial underwritten public offering of the Borrower's common stock registered under the Securities Act of 1933 (the "IPO"), any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) other than the shareholders existing on the Closing Date shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of thirty-five percent (35%) of the of the outstanding shares of common stock of the Borrower; or, during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower;

     THEN, or at any time thereafter:

          (1) In the case of any Event of Default under clause (h) or (i), the Commitment shall automatically terminate and the obligation of the Bank, if any, to make Advances pursuant to ss.3 hereof or to issue, extend or renew any Letter of Credit pursuant to ss.4 hereof shall automatically terminate and the Bank shall be relieved of all further obligations to make Loans or to issue, renew or extend any Letters of Credit, and the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, all Unpaid Reimbursement Obligations, and all other amounts payable thereunder and under the other Loan Documents shall automatically become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and the Bank may require that cash be delivered to the Bank in the amount of the Maximum Drawing Amount to be held by the Bank as cash collateral for all Reimbursement Obligations; and

          (2) In the case of any Event of Default other than (h) and (i), the Bank may, by written notice to the Borrower during the continuation of such Event of Default, terminate the Commitment and/or its obligation, if any, to make Advances pursuant to ss.3 hereof and/or its obligation, if any, to issue, extend or renew any Letter of Credit pursuant to ss.4 hereof and/or declare the unpaid principal amount of the Loans, all interest accrued and unpaid thereon, all Unpaid Reimbursement Obligations, and all other amounts payable hereunder and under the other Loan Documents to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and the Bank may require that cash be delivered to the Bank in the amount of the Maximum Drawing Amount to be held by the Bank as cash collateral for all Reimbursement Obligations.

     No remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to every other remedy hereunder, now or hereafter existing at law or in equity or otherwise.

                                   11. SETOFF.

     Regardless of the adequacy of any collateral for the Obligations, any deposits or other sums credited by or due from the Bank to the Borrower may be applied to or set off against any principal, interest and any other amounts then due from the Borrower to the Bank at any time without notice to the Borrower, or compliance with any other procedure imposed by statute or otherwise, all of which are hereby expressly waived by the Borrower.

                                   12. USURY.

     All agreements between the Borrower and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity of the Note or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the Indebtedness represented by the Notes exceed the maximum permissible under applicable law. In this regard, it is expressly agreed that it is the intent of the Borrower and the Bank, in the execution, delivery and acceptance of the Notes, to contract in strict compliance with the laws of the Commonwealth of Massachusetts. If, under any circumstances whatsoever, performance or fulfillment of any provision of the Notes or any of the other Loan Documents at the time such provision is to be performed or fulfilled shall involve exceeding the limit of validity prescribed by applicable law, then the obligation so to be performed or fulfilled shall be reduced automatically to the limits of such validity, and if under any circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the Notes and not to the payment of interest. The provisions of this ss.12 shall control every other provision of this Agreement and the Notes.

                               13. MISCELLANEOUS.

     The Borrower agrees to indemnify and hold harmless the Bank and its officers, employees, affiliates, agents, and controlling persons from and against all claims, damages, liabilities and losses of every kind arising out of the Loan Documents, including without limitation, against those in respect of the application of Environmental Laws to the Borrower and its Subsidiaries absent the gross negligence or willful misconduct of the Bank. The Borrower shall pay to the Bank promptly on demand all reasonable costs and expenses (including any taxes and reasonable legal and other professional fees and fees of its commercial finance examiner) incurred by the Bank in connection with the preparation, negotiation, execution, amendment, administration or enforcement of any of the Loan Documents. Any communication to be made hereunder shall (a) be made in writing, but unless otherwise stated, may be made by telex, facsimile transmission or letter, and (b) be made or delivered to the address of the party receiving notice which is identified with its signature below (unless such party has by five (5) days written notice specified another address), and shall be deemed made or delivered, when dispatched, left at that address, or five (5) days after being mailed, postage prepaid, to such address. This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns, but the Borrower may not assign its rights or obligations hereunder. The Bank may assign all or any portion of its rights and obligations hereunder to any Person, and may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of the Notes) to any of the twelve Federal Reserve Banks organized under ss.4 of the Federal Reserve Act, 12 U.S.C. ss.341. No such pledge or the enforcement thereof shall release the Bank from its obligations hereunder or under any of the other Loan Documents. This Agreement may not be amended or waived except by a written instrument signed by the Borrower and the Bank, and any such amendment or waiver shall be effective only for the specific purpose given. No failure or delay by the Bank to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The provisions of this Agreement are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction. This Agreement, together with all Schedules hereto, expresses the entire understanding of the parties with respect to the transactions contemplated hereby. This Agreement and any amendment hereby may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one agreement. In proving this Agreement, it shall not be necessary to produce more than one such counterpart executed by the party to be charged. THIS AGREEMENT AND THE NOTES ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL BE CONSTRUED IN ACCORDANCE THEREWITH AND GOVERNED THEREBY. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN. The Borrower, as an inducement to the Bank to enter into this Agreement, hereby waives its right to a jury trial with respect to any action arising in connection with any Loan Document.

     IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first above written.

                                   EROOM TECHNOLOGY, INC.



                                   By: /s/ Robert L. Lentz
                                       -----------------------------------------
                                       Name: Robert L. Lentz
                                       Title: Senior Vice President and CFO

                                   Address:
                                       725 Concord Avenue
                                       Cambridge, Massachusetts  02138
                                       Tel:     (617) 497-6300
                                       Fax:     (617) 497-5055

                                   FLEET NATIONAL BANK



                                   By: /s/ Stephen C. Buzzell
                                       -----------------------------------------
                                       Stephen C. Buzzell, Vice President

                                   Address:

                                       100 Federal Street
                                       Boston, Massachusetts 02110
                                       Tel:  (617) 434-6648
                                       Fax:  (617) 434-0819